Exhibit 99.1

Press Release

6/27/2014

FOR IMMEDIATE RELEASE:

Comstock Holding Companies Enters into Option Agreement Allowing

Repurchase of Shares Held by former Chief Operating Officer

Gregory Benson

Reston, Virginia (June 27, 2014) – Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the “Company”), a homebuilding and multi-faceted real estate development and services company in the Washington, D.C. metropolitan area, today announced its entry into an option and separation agreement with Gregory V. Benson, the former Chief Operating Officer of the Company.

In connection with the agreement, Mr. Benson has granted the Company, or its designee, an option through June 30, 2015 to purchase all or a portion of his Class A and Class B common stock for a price of $1.09 a share. The Company may execute the repurchase in a single or in multiple transactions during the option period, provided the first such purchase includes a minimum of 1,000,000 shares. Additionally, the Company announced that pursuant to Mr. Benson’s employment contract, the Company will pay Mr. Benson severance of up to $597,000, payable over an 18-month period commencing from May 1, 2014, which is approximately the amount of Mr. Benson’s ordinary base salary during the severance period.

Mr. Benson remains on the Company’s Board of Directors. His current term will expire at the Company’s 2015 annual meeting of stockholders.

Christopher Clemente, Chairman and Chief Executive Officer, commented, “We thank Greg for his many years of management service to Comstock and for working with us to develop an agreement that is advantageous to all parties. We believe the agreement announced today will facilitate the Company’s efforts to attract additional growth capital.”

“As demonstrated by our growth over the last two years in unit deliveries and revenue, market conditions in the Washington, D.C. metropolitan area have improved significantly. We believe Comstock is well positioned to capitalize on the attractive opportunities that exist in today’s market. Our pipeline of controlled building lots has improved and we are making significant progress towards increasing our open community count, which is an important part of our strategic plan.”

The Company will provide a general update regarding the status of operations when it reports its financial results for the second quarter of 2014.

About Comstock Holding Companies, Inc.

Comstock is a homebuilding and multi-faceted real estate development and services company that builds a wide range of housing products under its Comstock Homes brand through its wholly owned subsidiary, Comstock Homes of Washington, LC. Our track record of developing numerous successful new home communities and more than 5,500 homes, together with our substantial experience in building a diverse range of products including apartments, single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments, has positioned Comstock as a leading residential developer and homebuilder in the Washington, D.C. metropolitan area. Comstock Holding Companies, Inc. is a publicly traded company, trading on NASDAQ under the symbol CHCI. For more information about Comstock or its new home communities, please visit www.comstockhomes.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements including incurring substantial indebtedness with respect to projects, the diversion of management’s attention and other negative consequences. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Comstock Holding Companies, Inc.

Joe Squeri, 703-230-1229

Chief Financial Officer

or

Investor Relations:

LHA

Harriet Fried / Jody Burfening

212-838-3777

hfried@lhai.com